Exhibit 10.2

EXECUTION COPY

STOCKHOLDERS AGREEMENT

By and among

TPG Aviator, L.P., a Delaware limited partnership (“TPG”)

and

AV Homes, Inc., a Delaware corporation (the “Company”)

Dated as of June 20, 2013

i

ii

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is entered into as of June 20, 2013, by and among TPG Aviator, L.P., a Delaware limited partnership. (“TPG”), and AV Homes, Inc., a Delaware corporation (the “Company”).

WHEREAS, TPG and the Company have entered into that certain Securities Purchase Agreement, dated as of June 19, 2013 (as it may be amended, restated, or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto, the “Purchase Agreement”), pursuant to, and subject to the terms and conditions of which, the Company is selling, and TPG is purchasing, on the date hereof two million, five hundred fifty seven thousand, four hundred seventy four (2,557,474) shares of Common Stock of the Company and six hundred sixty five thousand, seven hundred fifty four and three tenths (665,754.3) shares of Preferred Stock of the Company;

WHEREAS, following the consummation of the transactions contemplated by the Purchase Agreement, TPG will Beneficially Own (as such term is defined herein) two million, five hundred fifty seven thousand, four hundred seventy four (2,557,474) shares of Common Stock of the Company and six hundred sixty five thousand, seven hundred fifty four and three tenths (665,754.3) shares of Preferred Stock of the Company; and

WHEREAS, TPG and the Company desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) actions that may or may not be undertaken in respect of the shares of Common Stock and Preferred Stock Beneficially Owned by TPG, (b) the governance of the Company, (c) certain registration rights with respect to the Registrable Securities (as defined herein) and (d) other related matters with respect to the Company.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Defined Terms.

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, with respect to TPG, any Affiliated Fund of TPG; provided, however, that in no event shall (a) any of the portfolio companies in which TPG’s Affiliates have an investment, or (b) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates be deemed to be Affiliates of TPG for purposes of this Agreement; and provided, further, that no investment bank shall be deemed to be an “Affiliate” of TPG for purposes of this Agreement solely as a result of employing or having as a partner a member of the Company Board.

“Affiliated Fund” shall mean, in the case of TPG, each corporation, trust, limited liability company, general or limited partnership, or other Person with whom TPG is under common control or to which TPG or an Affiliate of TPG is the investment adviser.

“Agreement” means this Stockholders Agreement, as it may be amended, restated, or otherwise modified from time to time, together with all exhibits, schedules, and other attachments hereto.

“as-converted basis” means, with respect to the Company’s outstanding Common Stock, on a basis in which all shares of Common Stock issuable upon conversion of the Series A Preferred Stock, regardless of whether the Stockholder Approval has been obtained for the conversion of the Preferred Stock, including to the extent that the Preferred Stock is then not convertible into Common Stock, are assumed to be then outstanding, and excluding all other shares of Common Stock issuable upon conversion or exchange of other Convertible Securities and the exercise of Options.

“Beneficial Ownership” means, with respect to any Security, the ownership of such Security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meaning.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Law to be closed in the City of New York, in the State of New York.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations, or other equivalents (however designated, and whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company membership interests, or equivalent ownership interests in, or issued by, such Person.

“Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction) (other than to TPG or any of its Affiliates), (ii) a direct or indirect acquisition of Beneficial Ownership of Voting Securities of the Company by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than TPG or any of its Affiliates), by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the Voting Securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than TPG or any of its Affiliates) of the power (whether or not exercised) to elect a majority of the members of the Company Board.

“Closing” means the consummation of the purchase and sale of the Series A Preferred Stock and the Common Stock and the other transactions contemplated by the Purchase Agreement.

“Committee” has the meaning set forth in Section 2.1(e).

“Common Stock” means the Common Stock of the Company, par value $1.00 per share.

“Company” has the meaning set forth in the Recitals hereto.

“Company Board” means the board of directors or similar governing body of the Company.

“Confidential Information” has the meaning set forth in Section 6.14(a).

“Contracting Party” has the meaning set forth in Section 6.10.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, or by any other means.

“Controlling Person” has the meaning set forth in Section 4.8(a).

“Convertible Securities” means any evidence of indebtedness, shares of Capital Stock (other than Common Stock) or other Securities (including Options) that are directly or indirectly convertible into, or otherwise exchangeable or exercisable for, Shares.

“Covered Person” has the meaning set forth in Section 6.14(b).

“Damages” has the meaning set forth in Section 4.8(a).

“Debt” means, with respect to the Company and its subsidiaries, all liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, for (a) indebtedness for borrowed money (including principal and accrued interest), (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments (including principal and accrued interest), (c) “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables and similar obligations or accruals incurred in the ordinary course of business), (d) indebtedness exceeding $1 million for payments arising in respect of drawn letters of credit or bankers’ acceptances not repaid within 90 days, (e) indebtedness exceeding $1 million secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien other than ordinary course equipment leases and the like, (f) liabilities and obligations under capital leases (determined in accordance with GAAP) outside the ordinary course of business or exceeding $1 million, and (g) such indebtedness of third Persons which is directly or indirectly guaranteed by the Company or any of its subsidiaries.

“Demand Registration” has the meaning set forth in Section 4.1(a).

“Director” means, with respect to any Person, any member of the board of directors of such Person (other than any advisory, honorary or other non-voting member of such board).

“Equity Issuance” means any issuance, sale or placement of any Common Stock or other Capital Stock of the Company or any of its subsidiaries, and any issuance, sale or placement of any other Securities of the Company or any of its subsidiaries that are convertible or exchangeable into Common Stock or other Capital Stock of the Company or any of its subsidiaries; provided, however, that no Permitted Issuance shall be an “Equity Issuance” for purposes of this Agreement.

“Equity Issuance Price” means, with respect to any Equity Issuance, the same price per share offered to other investors in such Equity Issuance; provided that if such Equity Issuance is an Underwritten Offering, such price shall be the price offered to the public in such Underwritten Offering, net of any underwriters’ discounts or commissions applicable to such publicly offered shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Full Cooperation” means, in connection with any Underwritten Offering, where, in addition to the cooperation otherwise required by this Agreement, members of senior management of the Company (including the chief executive officer and chief financial officer) fully cooperate with the underwriter(s) in connection with all reasonable and customary recommendations and requests of such underwriter(s), and make themselves available upon reasonable notice to participate in due diligence meetings or calls, “road-show” and other customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s).

“GAAP” means United States generally accepted accounting principles in effect as of the date hereof.

“Holder” means TPG and any Permitted Transferee that becomes a Holder pursuant to Section 4.12.

“Indemnified Party” has the meaning set forth in Section 4.8(c).

“Indemnifying Party” has the meaning set forth in Section 4.8(c).

“Key Committee” has the meaning set forth in Section 2.1(d).

“Key Executive Officer” means, as to the Company, each of its chief executive officer, chief financial officer and chief operating officer, and, to the extent that the Company does not then employ one or more of the foregoing officers, any employee with responsibilities similar to those of a chief executive officer, chief financial officer or chief operating officer.

“Law” means any statue, law, regulation, ordinance, rule, injunction, order, decree, directive, or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“Mailing Date” has the meaning set forth in Section 2.1(b).

“NASDAQ” means the securities trading exchange operating under that name operated by NASDAQ OMX Group, Inc., including its Global Select Market, its Global Market and its Capital Market, as applicable to any specific securities.

“Non-Recourse Party” has the meaning set forth in Section 6.10.

“Options” means any options, warrants, or other rights to subscribe for, purchase, or otherwise acquire shares of Capital Stock of the Company (or any successor thereto).

“Permitted Issuance” means (a) any issuance of Capital Stock upon the exercise of Options and Convertible Securities outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement, (b) any issuance, sale or authorization pursuant to the Company’s existing compensation arrangements for its directors, officers, employees, consultants and agents or any future compensation arrangements for its directors, officers, employees, consultants and agents that are approved by the Company’s Compensation Committee, (c) any issuance, sale or placement of Capital Stock as consideration in any acquisition transaction that has been approved by the Company Board in accordance with the terms of this Agreement, (d) any issuance of Preferred Stock as a paid-in-kind dividend on the outstanding shares of Preferred Stock pursuant to the terms of the certificate of designation establishing the Preferred Stock, (e) any issuance of Common Stock upon a conversion of Preferred Stock pursuant to terms of the certificate of designation establishing the Preferred Stock, and (f) any issuance of Capital Stock of a subsidiary of the Company to the Company or one of its subsidiaries.

“Permitted Transferee” has the meaning set forth in Section 4.12.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Preferred Stock” means the Series A Contingent Convertible Cumulative Redeemable Preferred Stock of the Company, par value $0.10 per share.

“Pro Rata Portion” means, with respect to TPG and its Affiliates at a given time and with respect to a given Equity Issuance, a number of shares of Common Stock, other Capital Stock or other Securities to be issued, sold or placed in the Equity Issuance equal to the product of (a) the number of shares of Common Stock, other Capital Stock or other Securities proposed to be issued, sold or placed in the Equity Issuance, multiplied by (b) a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by TPG and its Affiliates on an as-converted basis immediately prior to the Equity Issuance, and the denominator of which is the aggregate number of shares of outstanding Common Stock on an as-converted basis immediately prior to the Equity Issuance.

“Purchase Agreement” has the meaning set forth in the Recitals hereto.

“Registrable Securities” means (a) at any time, the shares of Common Stock held beneficially or of record by any of the Holders, including shares of Common Stock that are (i) issued or issuable upon conversion of the Preferred Stock or (ii) acquired by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or similar transaction and (b) from and after the second (2nd) anniversary of the date hereof, the shares of Preferred Stock, including shares of Preferred Stock acquired by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise. Registrable Securities shall continue to be Registrable Securities until (x) they are sold pursuant to an effective Registration Statement under the Securities Act or (y) they may be sold by their Holder without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force) without limitation thereunder on volume or manner of sale or other restrictions under Rule 144.

“Registration Statement” means any registration statement filed by the Company under the Securities Act that covers any of the Registrable Securities, including a prospectus, amendment and supplements thereto, and all exhibits and material incorporated by reference therein.

“Representative” has the meaning set forth in Section 6.14(b).

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor federal statute, rules, or regulations thereto, and in the case of any referenced section of any such statute, rule, or regulation, any successor section thereto, collectively as from time to time amended and in effect.

“SEC” means the Securities and Exchange Commission.

“Securities” means Capital Stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the SEC thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Shares” means (a) all shares of the Capital Stock of the Company originally issued to, or issued with respect to shares originally issued to, or held by, a stockholder of the Company, whenever issued, including all shares of the Company issued upon the exercise, conversion, or exchange of any Convertible Securities and (b) all Convertible Securities originally granted or issued to, or held by, any stockholder (treating such Convertible Securities as a number of shares equal to the number of shares of the Company for which such Convertible Securities may be converted or exercised, for all purposes of this Agreement, except as otherwise set forth herein).

“Stockholder Approval” means the affirmative vote of holders of a majority of the Common Stock present or represented and entitled to vote at a meeting of stockholders of the Company (other than Common Stock held by TPG and its Affiliates) of certain matters related to the transactions contemplated this Agreement and the Purchase Agreement.

“Super-Majority Approval” has the meaning set forth in Section 2.1(d).

“Suspension Notice” has the meaning set forth in Section 4.6(a).

“TPG Nominated Directors” has the meaning set forth in Section 2.1(a).

“TPG Observers” has the meaning set forth in Section 2.3(a).

“Underwriters’ Maximum Number” means, for any Demand Registration or Piggyback Registration, that number of securities to which such registration should, in the opinion of the managing underwriter(s) of such registration, in light of marketing factors, be limited.

“Underwritten Offering” means any underwritten public offering of Capital Stock by the Company, whether for newly issued Shares or otherwise on behalf of stockholders pursuant to the exercise of registration rights (including a Demand Registration) or otherwise.

“Voting Securities” means at any time shares of any class of Capital Stock or other Securities of the Company that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any Convertible Securities that may be converted into, exercised for, or otherwise exchanged for such shares of Capital Stock.

Section 1.2 Other Definitional Provisions. When used in this Agreement, the words “hereof,” “herein,” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II.

GOVERNANCE

Section 2.1 TPG’s Representation on The Company Board.

(a) Upon the Closing, (i) the Company Board shall promptly be reconstituted such that the number of members constituting the Company Board shall be eight (8), subject to increase or decrease by the Company Board from time-to-time, in accordance with the certificate of incorporation and bylaws of the Company and this Agreement, and (ii) the Company shall promptly cause two (2) persons designated by TPG to be appointed to the Company Board in the manner provided in the Company’s governing documents for filling vacancies on the Company Board. The members of the Company Board nominated or elected pursuant to this Section 2.1(a) or Section 2.1(b) are referred to herein as the “TPG Nominated Directors.”

(b) After the Stockholder Approval has been obtained, the Company shall cause the number of members constituting the Company Board to be ten (10) and shall promptly cause four (4) persons designated by TPG to be appointed to the Company Board in the manner provided in the Company’s governing documents for filling vacancies on the Company Board (which four persons may include the two (2) TPG Nominated Directors designated in accordance with Section 2.1(a)); provided, that if on the date that the Stockholder Approval is obtained, TPG, together with its Affiliates, does not own at least eighty percent (80%) of the Common Stock on an as-converted basis that TPG, together with its Affiliates, owned as of the Closing, then the number of persons designated by TPG to be appointed to the Company Board shall be equal to the amount determined in accordance with the immediately succeeding sentence and based on the percentage of issued and outstanding Common Stock on an as-converted basis held by TPG, together with its Affiliates, as of such date. Thereafter, subject to Section 2.1(i), for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, (i) so long as TPG, together with its Affiliates, owns as of the date of mailing of the Company’s definitive proxy statement in connection with such meeting (the “Mailing Date”) at least thirty percent (30%) of the issued and outstanding Common Stock on an as-converted basis, the Company shall include four (4) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of all four (4) such nominees, (ii) so long as TPG, together with its Affiliates, owns as of the Mailing Date at least twenty percent (20%), but less than thirty percent (30%), of the issued and outstanding Common Stock on an as-converted basis, the Company shall include three (3) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of all three (3) such nominees, (iii) so long as TPG, together with its Affiliates, owns as of the Mailing Date at least fifteen percent (15%), but less than twenty percent (20%) of the issued and outstanding Common Stock on an as-converted basis, the Company shall include two (2) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of both such nominees, (iv) so long as TPG, together with its Affiliates, owns as of the Mailing Date at least five percent (5%), but less than fifteen percent (15%), of the issued and outstanding Common Stock on an as-converted basis, the Company shall include one (1) person designated by TPG as a member of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of such nominee. Notwithstanding the foregoing, if TPG, together with its Affiliates, owns as of the Mailing Date less than five percent (5%) of the Company’s issued and outstanding Common

Stock on an as-converted basis, the Company shall not be required to include any persons designated by TPG as members of the slate of Company Board nominees. Subject to the Company Board’s fiduciary duties, the Company Board shall not withdraw any nomination or recommendation required under this Section 2.1(a), unless TPG delivers to the Company Board a written request for such withdrawal. Further, (i) for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, the Company Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Company Board, (ii) the Company Board shall not recommend the election of any other person to a position on the Company Board for which a TPG Nominated Director has been nominated, and (iii) the Company shall use commercially reasonable efforts to cause each TPG Nominated Director to be elected to the Company Board. If elected to the Company Board, each TPG Nominated Director will hold his or her office as a member of the Company Board for such term as is provided in the certificate of incorporation and bylaws of the Company, or until his or her death, resignation or removal from the Company Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the certificate of incorporation and bylaws of the Company, and applicable Law; provided, that, if the ownership of TPG, together with its Affiliates, of the issued and outstanding Common Stock on an as-converted basis falls below any percentage threshold set forth above, TPG shall have no obligation to cause any TPG Nominated Director to be removed or resign from the Company Board for such reason and provided, further, that, the Company Board may (but shall have no obligation) to elect to cause the applicable TPG Nominated Director or TPG Nominated Directors to be included in the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders at the next annual meeting of stockholders called for such purpose. Notwithstanding the foregoing, so long as TPG, together with its Affiliates, owns as of the applicable Mailing Date at least eighty percent (80%) of the Common Stock on an as-converted basis that TPG, together with its Affiliates, owned as of the Closing, the Company shall include the then existing TPG Nominated Directors to be included in the slate of director nominees proposed by the Company Board for election by the Company’s stockholders at the Company’s annual meeting of stockholders called for such purpose in 2014.

(c) If the ownership of issued and outstanding Common Stock on an as-converted basis by TPG, together with its Affiliates, falls below any of the thresholds set forth in Section 2.1(b), Section 2.1(d) or Section 2.1(e), as applicable, then the number of persons that TPG shall be entitled to (i) designate for nomination to the Company Board, in the case of Section 2.1(b) and/or (ii) designate to any Committee in the case of Section 2.1(d) and/or Section 2.1(e), as applicable, shall be immediately and permanently reduced in accordance with such thresholds and the number of persons TPG is entitled to designate shall not thereafter increase even if such ownership subsequently increases.

(d) Upon the Closing, the Company Board shall (i) establish, and thereafter maintain, a Finance Committee, the rights and responsibilities of which shall include those described on Exhibit A hereto (the “Finance Committee”), and the Finance Committee shall have the power and authority to approve the items described on Exhibit A subject to any further Company Board approval as may otherwise be required, and (ii) cause the Compensation Committee of the Company Board (the “Compensation Committee,” and together with the Finance Committee, the “Key Committees”) to have the rights and responsibilities described on Exhibit B hereto and otherwise set forth in the Compensation Committee Charter or required by

NASDAQ, and the Compensation Committee shall have the power and authority to approve the items described on Exhibit B subject to any further Company Board approval as may otherwise be required. For so long as TPG has the right to designate at least one (1) TPG Nominated Director to serve on the Key Committees, (A) the Finance Committee may only take action with the affirmative vote or consent of a majority of its members, provided, that so long as TPG has the right to designate at least two (2) TPG Nominated Directors to serve on the Finance Committee, the Finance Committee may not take (x) any action described in clauses (i), (ii), or (iii) on Exhibit A hereto, (y) any action described in clause (iv) on Exhibit A to the extent that such action relates to a Key Executive Officer, or (z) any action described in clause (v) on Exhibit A solely to the extent that such action described in clause (v) involves an amount greater than $15 million, in each case, absent the affirmative approval of at least one (1) TPG Nominated Director then serving on the Finance Committee, (B) the Compensation Committee may only take action with the affirmative vote or consent of a majority of its members, provided, that so long as TPG has the right to designate at least two (2) TPG Nominated Directors to serve on the Compensation Committee, the Compensation Committee may not take any action described on Exhibit B hereto, to the extent that such action relates to a Key Executive Officer, absent the affirmative approval of at least four (4) of the five (5) directors (the “Super-Majority Approval”) then serving on the Compensation Committee provided, further, that any grant and administration of an equity award to a person subject to Section 16 of the 1934 Act shall be approved by a majority (or, if all members of the Compensation Committee qualify as set forth below, a Super-Majority Approval) of only those members of the Compensation Committee who satisfy the definition of “non-employee directors” under Rule 16b-3 of the 1934 Act and any grant and administration of incentive compensation intended to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code because the Compensation Committee has determined that such classification is in the best interests of the Company’s stockholders shall be approved only by those members of the Compensation Committee who satisfy the definition of “outside directors” under Section 162(m) of the Internal Revenue Code and (C) the Company Board will not authorize, and the Company Board will not take, any action described on Exhibit A or Exhibit B hereto, as the case may be, absent the affirmative approval of the Finance Committee or the Compensation Committee, as the case may be. Upon the Closing, the Company shall cause each of the Key Committees to be comprised of and remain at five (5) members and the Company shall, in the case of each Key Committee, promptly cause two (2) of the TPG Nominated Directors designated by TPG that meet SEC and NASDAQ qualifications for such Key Committee to be appointed to such Key Committee. Following such appointments, with respect to each Key Committee, (i) so long as TPG, together with its Affiliates, owns at least fifteen percent (15%) of the issued and outstanding Common Stock on an as-converted basis, the Company Board shall include two (2) of the TPG Nominated Directors designated by TPG that meet SEC and NASDAQ qualifications for such Key Committee to be appointed to such Key Committee; and (ii) so long as TPG, together with its Affiliates, owns at least five percent (5%), but less than fifteen percent (15%), of the issued and outstanding Common Stock on an as-converted basis, the Company Board shall include one (1) of the TPG Nominated Directors designated by TPG that meets SEC and NASDAQ qualifications for such Key Committee to be appointed to such Key Committee. If TPG, together with its Affiliates, owns less than five percent (5%) of the issued and outstanding Common Stock on an as-converted basis, the Company Board shall not be required to include any persons designated by TPG on any Key Committee.

(e) Upon the Closing and except for the Key Committees, the composition of which is described above, the Company shall promptly cause each other committee of the Company Board (each, an “Other Committee,” and together with each Key Committee, each a “Committee”) to be comprised of three (3) members. Upon the Closing, with respect to each such Other Committee, the Company shall promptly cause one (1) of the TPG Nominated Directors designated by TPG that meets SEC and NASDAQ qualifications for such Other Committee to be appointed to such Other Committee. Following such appointment(s), with respect to each such Other Committee, so long as TPG, together with its Affiliates, owns at least five percent (5%) of the issued and outstanding Common Stock on an as-converted basis, the Company Board shall include one (1) of the TPG Nominated Directors designated by TPG that meets SEC and NASDAQ qualifications for such Other Committee to be appointed to such Other Committee.

(f) TPG shall cause any TPG Nominated Director to resign from the Company Board and any Committees on which such TPG Nominated Director serves and the Company shall have no obligation to nominate or recommend any TPG Nominated Director, if such TPG Nominated Director, as determined by the Company Board in good faith, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the NASDAQ or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the TPG Nominated Director’s duty of loyalty to the Company and its stockholders, (iii) has engaged in acts or omissions that involve an intentional violation of Law or (iv) has engaged in any transaction involving the Company from which such TPG Nominated Director derived an improper personal benefit that was not disclosed to the Company Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in this Article II, including Section 2.1(a), Section 2.1(b), Section 2.1(c), Section 2.1(d), and Section 2.1(e), TPG shall have the right to replace such resigning TPG Nominated Director with a new TPG Nominated Director, such newly named TPG Nominated Director to be appointed promptly to the Company Board in the manner set forth in the Company’s governing documents for filling vacancies on the Company Board.

(g) For so long as TPG has the right to designate at least one (1) TPG Nominated Director for nomination to the Company Board pursuant to Section 2.1(a) above, the Company Board shall fill vacancies created by reason of death, removal or resignation of any TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in this Section 2.1 (including the applicable ownership thresholds). The Company Board shall fill any other vacancy by reason of death, removal or resignation of any Director only as directed by the remaining Directors who are not TPG Nominated Directors. Further, for so long as TPG has the right to designate at least one (1) TPG Nominated Director for appointment to any Committee pursuant to Section 2.1(d) and Section 2.1(e) above, the Company Board shall appoint and remove the TPG Nominated Directors as members of any such Committee promptly upon request by TPG and only as directed by TPG, and shall fill vacancies created by reason of death, removal or resignation of any TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in this Section 2.1 (including the applicable ownership thresholds). So long as TPG has promptly named a replacement, following any death, removal or resignation of any TPG Nominated Director, and prior to any the appointment of such replacement in accordance with this Agreement, the Company Board agrees not to authorize or take, and agrees to cause each Committee not to authorize or take, any action that would otherwise require the consent of a TPG Nominated Director until such time as such newly named TPG Nominated Director has been so appointed to the Company Board or such Committee, unless the members of the Company Board determine in good faith, after consultation with outside legal counsel, that they are required by applicable law, regulation or their fiduciary duties to take such action sooner.

(h) Each TPG Nominated Director who is elected to the Company Board shall be indemnified by the Company and its subsidiaries, if applicable, in connection with his or her service as a member of the Company Board or any Committee to the fullest extent permitted by law and will be exculpated from liability for damages to the fullest extent permitted by law and as otherwise is consistent with the indemnification and exculpation provided to each other Director on the Company Board. Without limiting the foregoing in this Section 2.1(h), each TPG Nominated Director who is elected to the Company Board shall be entitled to receive from the Company and its subsidiaries, if applicable, the same insurance coverage in connection with his or her service as a member of the Company Board and any Committee as is provided for each of the other members of the Company Board or Committee, as applicable.

(i) TPG shall only designate a person to be a TPG Nominated Director and to be a member of any Committee if TPG in good faith and after due inquiry believes that such person (i) is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the NASDAQ or applicable Law, (ii) meets the objective independence standards set forth in clauses (A) through (G) of NASDAQ Marketplace Rule 5605(a)(2) (as such provisions may be amended or supplemented), (iii) is a person with respect to which no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act (as such provisions may be amended or supplemented) has occurred (iv) meets the applicable standards for being a member of any Committee for which such TPG Nominated Director is designated and (v) has the requisite skill and experience to serve as a director of a publicly traded company. Notwithstanding anything to the contrary in this Section 2.1, the parties hereto agree that members of the Company Board shall retain the right to object to the nomination, election or appointment of, and the Company shall not be required to accept for designation, any TPG Nominated Director for service on the Company Board or any Committee if the members of the Company Board determine in good faith, after consultation with outside legal counsel, that such TPG Nominated Director fails to meet the criteria set forth above or, solely for the purposes of testing the independence of such Person as such term is applied to members of the Company’s audit or compensation committee, any other applicable qualifications for members of the audit or compensation committees, or such nomination, election or appointment of such TPG Nominated Director would result in a breach by the Company Board of its fiduciary duties to its stockholders. In the event that the members of the Company Board object to the nomination, election or appointment of any TPG Nominated Director to the Company Board or any Committee pursuant to the terms of this Section 2.1(i), the Company Board shall nominate or appoint, as applicable, another individual designated by TPG as the TPG Nominated Director nominated for election to the Company Board or appointed to the Committee, as applicable, that meets the criteria set forth in this Section 2.1. So long as TPG has promptly named a replacement, following any such objection to any TPG Nominated Director, and prior to any the appointment of such replacement in accordance with this Agreement, the Company Board agrees not to authorize or take, and agrees to cause each Committee not to authorize or take, any action that would otherwise require the consent of a TPG Nominated Director until such time as such newly named TPG Nominated Director has been so appointed to the Company Board or such Committee, unless the members of the Company Board determine in good faith, after consultation with outside legal counsel, that they are required by applicable law, regulation or their fiduciary duties to take such action sooner.

(j) The rights of TPG set forth in this Section 2.1 shall be in addition to, and not in limitation of, such voting rights that TPG may otherwise have as a holder of Capital Stock of the Company, subject to Section 5.1 below.

Section 2.2 Consent Rights.

(a) For so long as TPG, together with its Affiliates, owns at least the greater of (i) twenty-five percent (25%) of the outstanding Common Stock on an as-converted basis that TPG, together with its Affiliates, owned as of the Closing or (ii) ten percent (10%) of the Company’s then outstanding Common Stock on an as-converted basis, prior written consent of TPG will be required for:

(A) Any modification or amendment of the Company’s or any of its subsidiaries’ articles of incorporation, certificates of incorporation, bylaws, operating agreement or similar organizational documents (whether by merger, consolidation or otherwise), including the reclassification of any shares of Capital Stock, as applicable, provided that no consent of TPG will be required under this Section 2.2(a) if (a) with respect to the Company or Avatar Properties Inc., such modification or amendment does not adversely alter or affect the rights of TPG under such document in any respect or (b) with respect to any other Company subsidiary, such modification or amendment does not materially adversely alter or affect the rights of TPG under such document;

(B) (1) Any voluntary liquidation, dissolution or winding-up of the business and affairs of the Company or any of its subsidiaries, (2) any filing of any bankruptcy petition or assignment for the benefit of creditors generally, (3) any commencement of any voluntary proceeding that seeks reorganization or other relief under any bankruptcy or similar Law, (4) any seeking of the appointment of a trustee, receiver, custodian or other similar official with respect to the Company or any of its subsidiaries or any substantial part of the Company’s or any of its subsidiaries’ property, (5) any consent to any involuntary bankruptcy or similar proceeding, and (6) any authorization, approval, adoption or giving effect to any resolution or agreement or plan of voluntary liquidation, dissolution or winding-up of the Company or any of its subsidiaries;

(C) Any increase or decrease of the size of the Company Board or any Committee;

(D) Any change in the charter of the Finance Committee or the Compensation Committee (other than as expressly contemplated hereby or as may be required to comply with any applicable SEC or NASDAQ rule or other applicable Law); and

(E) Any Equity Issuance of Securities that rank senior to the Common Stock.

(b) The rights of TPG and its Affiliates set forth in this Section 3.2 shall be in addition to, and not in limitation of, such voting rights that TPG and its Affiliates may otherwise have as holders of Capital Stock of the Company, subject to Section 5.1.

Section 2.3 TPG Observer Rights.

(a) In addition, for so long as TPG or its Affiliates continue to hold any Preferred Stock, TPG shall have the right to designate up to two (2) non-voting observers that are reasonably acceptable to the Company (the “TPG Observers”) to the Company Board (with the specific amount to equal the number of Directors TPG would be entitled to at such time had the Shareholder Vote been obtained less the number of TPG Nominated Directors then on the Company Board, but with the understanding that at no time shall TPG be entitled to appoint more TPG Observers than TPG Nominated Directors). Subject to the other provisions of this Section 2.3, TPG Observers shall be entitled to (i) receive all notices, meeting materials and other information provided to the members of the Company Board and (ii) attend in a non-voting observer capacity all meetings of the Company Board to the same extent as any directors present at such meetings.

(b) Each TPG Observer shall agree to hold in confidence and trust and to act in a manner consistent with the fiduciary obligations of a director with respect to all information in his or her capacity as TPG Observer.

(c) Notwithstanding anything to the contrary herein, (i) no TPG Observer shall be entitled to attend or receive any information with respect to any Executive Session of the Board or any of its Committees, (ii) the Company Board reserves the right to withhold any information from any TPG Observer if (A) access to such information or attendance at such meeting could (1) adversely affect the attorney-client privilege between the Company and its counsel, (2) result in disclosure of trade secrets, (3) involve a conflict of interest, or (4) cause the Company to violate the Company’s obligations with respect to confidential or proprietary information of third parties, or (B) such TPG Observer is affiliated with a competitor of the Company and (iii) the Company Board reserves the right to exclude any TPG Observer from any meeting or portion thereof.

Section 2.4 Termination. All of the rights of TPG and its Affiliates under this Article II shall terminate and cease to be of any further force or effect upon the earliest date that TPG, together with its Affiliates, owns less than five percent (5%) of the Company’s issued and outstanding Common Stock on an as-converted basis.

ARTICLE III.

PRE-EMPTIVE RIGHTS

Section 3.1 Pre-Emptive Rights.

(a) For so long as TPG, together with its Affiliates, owns at least ten percent (10%) of the outstanding Common Stock on an as-converted basis, TPG or one or more TPG Affiliates designated by TPG shall have the option and right (but not the obligation) to participate (or nominate any of TPG’s Affiliates to participate) in any Equity Issuance by purchasing up to TPG’s and its Affiliates’ Pro Rata Portion of such Equity Issuance at the Equity

Issuance Price and the same terms and conditions as offered to other investors in the Equity Issuance. The Company agrees to use its reasonable best efforts to take any and all action, or to cause such action to be taken, as is necessary or appropriate to allow TPG or its Affiliate(s), as applicable, to fully participate in any Equity Issuance in accordance with the provisions of this Agreement; provided, that if the Company’s stockholders (excluding TPG) have not approved the conversion of the Preferred Stock, TPG shall (at its option (and in lieu of the rights to which TPG would have otherwise been entitled had the conversion of the Preferred Stock been approved)) have the right to purchase a number of shares of Preferred Stock having, in the aggregate, a Liquidation Preference (as such term is defined in the certificate of designation establishing such Preferred Stock) equal to the aggregate value of the Pro Rata Portion of such Equity Issuance that TPG would have (had the conversion of the Preferred Stock been approved) otherwise been entitled to purchase.

(b) For so long as TPG has rights set forth in Section 3.1(a), in the event the Company proposes to undertake an Equity Issuance, the Company shall give TPG prior written notice of its intention, describing the type of equity interests, the price at which such securities are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the notice is given, the method of determining the price and an estimate thereof), and the general terms and conditions upon which the Company proposes to effect the Equity Issuance. TPG and its Affiliates shall have fifteen (15) Business Days (or, if the Company expects that the proposed Equity Issuance will be effected in less than fifteen (15) Business Days, such shorter period, that shall be as long as practicable, as may be required in order for TPG and its Affiliates to participate in such proposed Equity Issuance) from the date TPG receives notice of the proposed Equity Issuance to elect to purchase their Pro Rata Portion of such Equity Issuance for the consideration and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of equity interests to be purchased. Any such notice shall be irrevocable.

(c) In the event that neither TPG nor any of its Affiliates exercises the right set forth in Section 3.1(b) above within the applicable period set forth above, the Company shall have ninety (90) days thereafter to sell the equity interests in respect of which such pre-emptive rights were not exercised, at a price and upon general terms not materially more favourable to the purchasers thereof than specified in the Company’s notice to TPG. In the event that the Company has not sold the equity interests within such ninety (90) day period, the Company shall not thereafter issue or sell any equity interests without first offering the applicable Pro Rata Portion of such securities to TPG and its Affiliates pursuant to this Section 3.1.

(d) The Company shall have the right, in its sole discretion, at all times prior to consummation of any proposed Equity Issuance giving rise to the rights granted by this Section 3.1, to abandon, withdraw or otherwise terminate such proposed Equity Issuance, without any liability to TPG or its Affiliates.

ARTICLE IV.

REGISTRATION RIGHTS

Section 4.1 Demand Registration.

(a) Subject to the provisions hereof, at any time on or after the six (6) month anniversary of the Closing Date (as defined in the Purchase Agreement), the Holders of a majority of Registrable Securities shall have the right to require the Company to file a Registration Statement registering for sale all or part of their respective Registrable Securities under the Securities Act (a “Demand Registration”) by delivering a written request therefor to the Company (i) specifying the number of Registrable Securities to be included in such registration by such Holder or Holders, (ii) specifying whether the intended method of disposition thereof is pursuant to an Underwritten Offering (as defined below), and (iii) containing all information about such Holder required to be included in such Registration Statement in accordance with applicable law. As soon as practicable after the receipt of such demand, the Company shall (x) promptly notify all Holders from whom the request for registration has not been received and (y) use commercially reasonable efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) of the Registrable Securities that the Company has been so requested to register; provided, however, that (i) the Holders shall not make a request for a Demand Registration under this Section 4.1(a) for Registrable Securities having an anticipated aggregate offering price of less than $5,000,000, (ii) the Holders will not be entitled to require the Company to effect more than three (3) Demand Registrations in the aggregate under this Agreement, and (iii) the Company will not be obligated to effect more than one (1) Demand Registration in any six (6) month period.

(b) The offering of the Registrable Securities pursuant to such Demand Registration may be in the form of an Underwritten Public Offering. In such case, (i) the Holders of a majority of the shares of Registrable Stock to be sold in the Underwritten Offering may designate the managing underwriter(s) of the Underwritten Offering and (ii) the Company shall (together with the Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form for underwriting agreements for firm commitment offerings by a selling holder of equity securities with the managing underwriter(s) proposing to distribute their securities through such Underwritten Offering, which underwriting agreement shall have indemnification provisions in substantially the form as set forth in Section 5.8 of this Agreement; provided, that (i) the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriter(s) shall also be made to and for the benefit of the Holders proposing to distribute their securities through the Underwritten Offering, (ii) no Holder shall be required to make any representations and warranties to, or agreements with, any underwriter in a registration other than customary representations, warranties and agreements and (iii) the liability of each Holder in respect of any indemnification, contribution or other obligation of such Holder arising under such underwriting agreement (a) shall be limited to losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for inclusion therein and (b) shall not in any event, absent fraud or intentional misrepresentation, exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such Underwritten Offering. No Holder may participate in any such Underwritten Offering unless such Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. The Company shall not be obligated to effect or participate in any Underwritten Offering during any lock-up period required by the underwriter(s) in any prior underwritten offering of Company securities.

(c) If, in connection with a Demand Registration in the form of an Underwritten Offering, the managing underwriter(s) give written advice to the Company of an Underwriters’ Maximum Number, then (i) the Company shall so advise all Holders of Registrable Securities to be included in such Underwritten Offering and (ii) the Company will be obligated and required to include in such Underwritten Offering that number of Registrable Securities requested by the Holders thereof to be included in such registration and that does not exceed such Underwriters’ Maximum Number prior to the inclusion of other securities that have been requested to be so included by any other person, and such Registrable Securities shall be allocated pro rata among the Holders thereof on the basis of the number of Registrable Securities requested to be included therein by each such Holder.

(d) A registration will not be deemed to have been effected as a Demand Registration unless the Registration Statement relating thereto has been declared effective by the SEC, at least 75% of the Registrable Securities requested to be included in the registration by the Holders are included in such registration, and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after it has become effective, (i) such Registration Statement or the related offer, sale or distribution of Registrable Securities thereunder is or becomes the subject of any stop order, injunction or other order or requirement of the SEC or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of the Registrable Securities pursuant to the registration, and in each case less than all of the Registrable Securities covered by the effective Registration Statement are actually sold by the selling Holder or Holders pursuant to the Registration Statement, or (ii) if, in the case of an Underwritten Offering, the Company fails to provide Full Cooperation, then such registration will be deemed not to have been effected for purposes of clause (ii) of the proviso to Section 4.1(a). If (i) a registration requested pursuant to this Section 4.1 is deemed not to have been effected as a Demand Registration or (ii) the registration requested pursuant to this Section 4.1 does not remain continuously effective until the earlier of forty-five (45) days after the commencement of the distribution by the Holders of the Registrable Securities covered by such registration or the completion of such distribution, then the Company shall continue to be obligated to effect a Demand Registration pursuant to this Section 4.1 of the Registrable Securities included in such registration. In circumstances not including the events described in the immediately two preceding sentences of this Section 4.1(d), each Holder of Registrable Securities shall be permitted voluntarily to withdraw all or any part of its Registrable Securities from a Demand Registration at any time prior to the commencement of marketing of such Demand Registration, provided that such registration nonetheless shall count as a Demand Registration for purposes of clause (ii) of the proviso to Section 4.1(a).

Section 4.2 Piggyback Registration.

(a) At any time after the six (6) month anniversary of the Closing Date (as defined in the Purchase Agreement), if (and on each occasion that) the Company proposes to register any of its securities under the Securities Act (other than (i) pursuant to Section 4.1, (ii) in connection with registrations on Form S-4 or S-8 promulgated by the Securities and Exchange Commission or any successor or similar forms, (iii) in connection with a Rule 145 transaction, or (iv) in connection with registrations on any registration form that does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), whether for its own account or the account of any of its security holders (each such registration not withdrawn or abandoned prior to the effective date thereof being herein referred to as a “Piggyback Registration”), the Company shall give written notice to all Holders of such proposal promptly, but in no event later than ten (10) Business Days prior to the anticipated filing date.

(b) Subject to the provisions contained in paragraphs (a) and (c) of this Section 4.2 and in the last sentence of this paragraph (b), the Company will be obligated and required to include in each Piggyback Registration such Registrable Securities as requested in a written notice from any Holder delivered to the Company no later than five (5) Business Days following delivery of the notice from the Company specified in Section 4.2(a). The Holders of Registrable Securities shall be permitted to withdraw all or any part of their shares from any Piggyback Registration at any time on or before the earlier of the fifth business day prior to the planned effective date of such Piggyback Registration and a public filing with respect to such Piggyback Registration, except as otherwise provided in any written agreement with the Company’s underwriter(s) establishing the terms and conditions under which such Holders would be obligated to sell such securities in such Piggyback Registration. The Company may terminate or withdraw any Piggyback Registration prior to the effectiveness of such registration, whether or not the Holders have elected to include Registrable Securities in such registration.

(c) If a Piggyback Registration is an Underwritten Offering on behalf of a holder of Company securities other than Holders, and the managing underwriter(s) advise the Company that in their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then the Company shall include in such registration (i) first, the number of securities to be sold by the Company, (ii) second, the number of securities requested to be included therein by such holder(s) requesting such registration, (iii) third, the number of securities requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with Section 4.2(a), pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such Holder and (iv) fourth, any other securities that have been requested to be so included by any other person. If a Piggyback Registration is an Underwritten Offering on behalf of the Company, and the managing underwriter(s) advise the Company that in their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then the Company shall include in such registration (i) first, the number of securities to be sold by the Company, (ii) second, the number of securities requested to be included therein by holder(s) with priority over the Holders with respect to such registration (including the parties to that certain registration rights agreement with the Company dated October 25, 2010), (iii) third, the number of securities requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with Section 4.2(a), pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such Holder and (iv) fourth, any other securities that have been requested to be so included by any other person.

(d) In any Piggyback Registration that is an Underwritten Offering, the Company shall have the right to select the managing underwriter(s) for such registration.

(e) The Company shall not hereafter grant to any Person the right to request the Company to register any shares of Company securities in a Piggyback Registration unless such rights are consistent with the provisions of this Section 4.2.

Section 4.3 Registration Expenses. In connection with registrations pursuant to Section 4.1 or Section 4.2 hereof, the Company shall pay all of the costs and expenses incurred in connection with the registrations thereunder (the “Registration Expenses”), including all (a) registration and filing fees and expenses, including, without limitation, those related to filings with the SEC, (b) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) reasonable processing, duplicating and printing expenses, including expenses of printing prospectuses reasonably requested by any Holder, (d) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (e) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, (f) fees and expenses in connection with the preparation of the registration statement and related documents covering the Registrable Securities, (g) fees and expenses, if any, incurred with respect to any filing with FINRA, (h) any documented out-of-pocket expenses of the underwriter(s) incurred with the approval of the Company, (i) the cost of providing any CUSIP or other identification numbers for the Registrable Securities, (j) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), (k) fees and expenses of any special experts retained by the Company in connection with such registration, and (l) reasonable and documented fees and expenses of one firm of counsel for the Holders to be selected by the Holders of a majority of the Registrable Securities to be included in such registration (“Holders’ Counsel”); provided, however, that the Company shall reimburse the Holders for the reasonable and documented fees and disbursements of one, but not more than one, additional counsel retained by any Holder for the purpose of rendering any opinion required by the Company or the managing underwriter(s) to be rendered on behalf of such Holder in connection with any Demand Registration. Notwithstanding the foregoing, the Holders shall be responsible, on a pro rata basis based on the number of Registrable Securities included in the applicable registered offering by each such Holder, for any underwriting discounts, commissions and stock transfer fees attributable to the sale of Registrable Securities pursuant to a Registration Statement and any other out-of-pocket expenses of the Holders not required to be paid by the Company pursuant to this Section 4.3. The obligation of the Company to bear the expenses described in this Section 4.3 and to pay or reimburse the Holders for the expenses described in this Section 4.3 shall apply irrespective of whether any sales of Registrable Securities ultimately take place.

Section 4.4 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration:

(a) The Company will, as soon as reasonably practicable after its receipt of the request for registration under Section 4.1(a) (and in any event within ninety (90) days), prepare and file with the Commission a Registration Statement on Form S-1, Form S-3 or another appropriate Securities Act form reasonably acceptable to the Holders, and use commercially reasonable efforts to cause such Registration Statement to become and remain effective until the completion of the distribution contemplated thereby.

(b) The Company will (i) promptly prepare and file with the Commission such amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof, (ii) cause the prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, and (iii) comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement or supplement to the prospectus.

(c) The Company will, at least ten (10) days prior to filing a Registration Statement or at least five (5) days prior to filing a prospectus or any amendment or supplement to such Registration Statement or prospectus, furnish to (i) each Holder of Registrable Securities covered by such Registration Statement, (ii) Holders’ Counsel and (iii) each underwriter of the Registrable Securities covered by such Registration Statement, copies of such Registration Statement and each amendment or supplement as proposed to be filed, together with any exhibits thereto, which documents will be subject to reasonable review and comment by each of the foregoing Persons within five (5) days after delivery, and thereafter, furnish to such Holders, Holders’ Counsel and the underwriter(s), if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Holder, Holders’ Counsel or the underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement; provided, however, that notwithstanding the foregoing, if the Company intends to file any prospectus, prospectus supplement or prospectus sticker that does not make any material changes in the documents already filed, then Holders’ Counsel will be afforded such opportunity to review such documents prior to filing consistent with the time constraints involved in filing such document, but in any event no less than one (1) day.

(d) The Company will promptly notify each Holder of any stop order issued or threatened by the SEC and, if entered, use commercially reasonable efforts to prevent the entry of such stop order or to remove it as soon as reasonably possible.

(e) On or prior to the date on which the Registration Statement is declared effective, the Company shall use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Holder reasonably requests and do any and all other lawful acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f) The Company will notify each Holder, Holders’ Counsel and the underwriter(s) promptly and (if requested by any such Person) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or prospectus or for additional information to be included in any Registration Statement or prospectus or otherwise, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that requires the making of any changes in a Registration Statement or related prospectus or any document incorporated or deemed to be incorporated by reference therein so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and prospectus not misleading in light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed.

(g) The Company and the Holders will furnish customary closing certificates and other deliverables to the underwriter(s) and the Holders and enter into customary agreements satisfactory to the Company (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities.

(h) The Company will make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter (in each case after reasonable prior notice and at reasonable times during normal business hours and without unnecessary interruption of the Company’s business or operations), such financial and other records, pertinent corporate documents and properties of the Company as such underwriter may reasonably request in connection with its customary due diligence procedures, and cause the Company’s officers, directors, employees and independent accountants to supply such information as is reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the Registration Statement.

(i) The Company, during the period when the prospectus is required to be delivered under the Securities Act, promptly will file all documents required to be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(j) The Company shall use commercially reasonable efforts to cause all Registrable Securities registered pursuant to the terms hereof to be listed on each national securities exchange on which the Common Stock of the Company is then listed; provided, however, such obligation shall apply to the Preferred Stock only upon request of the Holder and only to the extent the Preferred Stock is eligible for such listing.

(k) The Company shall use commercially reasonable efforts to cooperate and assist in obtaining of all necessary approvals from FINRA, if any.

(l) The Company shall provide a transfer agent and registrar for the Registrable Securities not later than the effective date of such Registration Statement.

(m) If requested, the Company shall furnish to each Holder a copy of all documents filed with and all correspondence from or to the SEC in connection with the offering of Registrable Securities.

(n) The Company otherwise shall use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC.

(o) The Company shall furnish to any requesting underwriter in an Underwritten Offering, addressed to such underwriter, (i) an opinion of the Company’s counsel (which may be the Company’s General Counsel), dated the date of the closing of the sale of any Registrable Securities thereunder, as well as a consent to be named in the Registration Statement or any prospectus thereto, and (ii) comfort letters and consent to be named in the Registration Statement or any prospectus relating thereto signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the Registration Statement, in each case covering substantially the same matters with respect to the Registration Statement (and the prospectus included therein) and (in the case of the accountants’ comfort letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or comfort letters to the underwriters in an Underwritten Offering.

(p) In connection with each Demand Registration, the Company shall cause there to occur Full Cooperation.

For purposes of Section 4.4(a) and Section 4.4(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and one hundred twenty (120) days after the effective date thereof.

Section 4.5 Holders’ Obligations. The Company may require each Holder to promptly furnish in writing to the Company such information as the Company may from time to time reasonably request in connection with the distribution of the Registrable Securities and such other information as may be legally required in connection with such registration, including all such information as may be requested by the SEC. Each Holder agrees that, notwithstanding the provisions of Section 4.6 hereof, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(f) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.4(f) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Holder, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.4(f) hereof to the date when the Company shall make available to the Holders a prospectus supplemented or amended to conform with the requirements of Section 4.4(f) hereof.

Section 4.6 Blackout Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to the participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (i) postpone effecting a registration under this Agreement, or (ii) require such addressee to refrain from disposing of Registrable Securities under the registration, in either case for a period of no more than forty-five (45) consecutive days from the delivery of such Suspension Notice (which period may not be extended or renewed). The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause (ii) of this Section 4.6(a) if (x) the Company Board, in good faith, determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, or (y) the Company in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company Board, in good faith, reasonably believes would not be in the best interests of the Company; provided that the Company may not take any actions pursuant to this Section 4.6(a) for a period of time in excess of ninety (90) days in the aggregate in any twelve (12)-month period.

(b) If the Company shall take any action pursuant to clause (ii) of Section 4.6(a) with respect to any participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Person by one (1) day beyond the end of such period for each day that, pursuant to Section 4.6(a), the Company shall require such Person to refrain from disposing of Registrable Securities owned by such Person.

Section 4.7 Exchange Act Registration. The Company will use its commercially reasonable efforts to timely file with the SEC such information as the SEC may require under Section 13(a) or Section 15(d) of the Exchange Act and the Company shall use its commercially reasonable efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act with respect to its Common Stock. The Company shall furnish to any holder of Registrable Securities forthwith upon request such reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such Registrable Securities without registration to the extent that such reports or documents are not publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto. Certificates evidencing Registrable Securities shall not contain any restrictive legend at such time as a Holder has provided reasonable evidence to the Company (including any customary broker’s or selling stockholder’s letters but expressly excluding an opinion of counsel other than with respect to clauses (d) or (e) below), that (a) there has been a sale of such Registrable Securities pursuant to an effective registration statement, (b) there has been a sale of such Registrable Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (c) such Registrable Securities are then eligible for sale under Rule 144(b)(i), (d) in connection with a sale, assignment or other transfer (other than under Rule 144), upon request of the Company, such Holder provides the Company with an opinion of counsel to such Holder, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Registrable Securities may be made without registration under the applicable requirements of the Securities Act or (e) such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the SEC). Following such time as restrictive legends are not required to be placed on certificates representing Registrable Securities pursuant to the preceding sentence, the Company will, no later than five (5) Business Days following the delivery by a Holder to the Company or the Company’s transfer agent of a certificate representing Registrable Securities containing a restrictive legend and the foregoing evidence (and opinion if applicable), deliver or cause to be delivered to such Holder, or such Holder’s designated custodian, a certificate representing such Registrable Securities that is free from all restrictive legends or credit the balance account of such Holder’s or such Holder’s nominee with DTC (if DTC is then offered by the Company and its transfer agent) with a number of shares of Common Stock equal to the number of shares of Common Stock represented by the certificate so delivered by such Holder, or such Holder’s designated custodian, as the case may be.

Section 4.8 Indemnification.

(a) Indemnification by the Company. The Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by law, each Holder and each of its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person (each, a “Controlling Person”), from and against any and all losses, claims, damages, settlement amounts (only if the Company consented in writing to the settlement, which consent shall not be unreasonably withheld), liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and any such Controlling Persons may become subject to under the Securities Act or otherwise, but only insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus (or any amendment or supplement thereto) or any preliminary prospectus of the Company, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, except insofar as the same are based upon information furnished in writing to the Company by such Holder or any of its managers, members, managing members, general partners, officers, directors, employees and Controlling Persons expressly for use therein, and shall reimburse such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings. In addition to the indemnity contained herein, the Company will reimburse each Holder for its reasonable out-of-pocket legal and other expenses (including the reasonable out-of-pocket cost of any investigation, preparation and travel in connection therewith) as incurred in connection therewith, as promptly as practicable after such expenses are incurred and invoiced.

(b) Indemnification by the Holder. Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Holder, but only with respect to information related to the Holder, or its plan of distribution, furnished in writing by the Holder or any of its managers, members, managing members, general partners, officers, directors, employees and Controlling Persons to the Company expressly for use in any Registration Statement or prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 4.8(b) for any amount in excess of the net proceeds received by such Holder from the sale of the Registrable Securities sold for the account of such Holder.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 4.8(a) or Section 4.8(b), the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party other than under Section 4.8(a) or Section 4.8(b) except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its Controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of, and reimbursement of fees for, such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or would reasonably have been a party and indemnity would reasonably have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

Section 4.9 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to any of its securities (including any registration or similar agreement) which is inconsistent with or violates the rights granted to the Holder in this Agreement in any material respect.

Section 4.10 Lock-Up Agreements. Each of the Holders and the Company agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, or in connection with any other public offering of Common Stock by the Company, if requested by the underwriter(s), it will enter into customary “lock-up” agreements pursuant to which it will agree not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions), other than any issuance of upon conversion of the Preferred Stock, for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s), subject to an extension of such ninety days to comply with FINRA Rule 2711(f). The Company further agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, if requested by the managing underwriter(s), it will exercise its commercially reasonable efforts to obtain agreements (in the underwriters’ customary form) from its directors and executive officers not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions), for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s) , subject to an extension of such ninety days to comply with FINRA Rule 2711(f).

Section 4.11 Termination of Registration Rights. The rights granted under this Article IV shall terminate on the earlier of the date that (a) the Holders no longer Beneficially Own any Registrable Securities or (b) all Registrable Securities are eligible for sale without any volume or other limitations or restrictions; provided, however, that the indemnification provisions set forth in Section 4.8 shall survive such termination.

Section 4.12 Assignment; Binding Effect. The rights and obligations provided in this Article IV may be assigned in whole or in part by any Holder to a controlled affiliate of such Holder or to any member, general or limited partner or stockholder of any such Holder (each, a “Permitted Transferee”) without the consent of the Company or any other Holder. Such assignment shall be effective upon receipt by the Company of (a) written notice from the Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred, and (b) a written agreement from the Permitted Transferee to be bound by all of the terms of this Article IV as a “Holder.” Upon receipt of the documents referenced in clauses (a) and (b) of this Section 4.12, the Permitted Transferee shall thereafter be deemed to be a “Holder” for all purposes of this Article IV. Except as set forth in this Section 4.12, the rights and obligations provided in this Article IV may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

ARTICLE V.

COVENANTS

Section 5.1 Standstill.

(a) TPG hereby agrees that until the earliest of (i) such time as TPG and its Affiliates no longer collectively own at least five percent (5%) of the outstanding Common Stock on an as-converted basis, (ii) the third (3rd) anniversary hereof, and (iii) a Change of Control is consummated, without the prior written approval of the Company, neither TPG nor any of its Affiliates will, directly or indirectly:

(A) acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any Voting Securities, other than Voting Securities acquired (A) as a result of the exercise of any rights or obligations set forth in this Agreement, (B) upon conversion of the Preferred Stock, (C) pursuant to a stock split, stock dividend, recapitalization, reclassification or similar transaction, (D) directly from the Company or (E) to restore the aggregate percentage interest of TPG and its Affiliates in the Company’s outstanding Common Stock on an as-converted basis to no more than the level of such percentage interest as of the date hereof;

(B) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any agreement to provide equity financing in any acquisition transaction, merger or other business combination relating to all or part of the Company or any of its subsidiaries or any acquisition transaction for all or part of the assets of the Company or any of its subsidiaries or any of their respective businesses;

(C) other than (a) a “solicitation” of a “proxy” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) seeking approval of the election to the Company Board of any of the TPG Nominated Directors permitted by the terms hereof to serve on such Company Board or (b) seeking the satisfaction of the Stockholder Approval, make, or in any way participate in, any such “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting of, any Common Stock of the Company or any of its subsidiaries;

(D) other than in connection with seeking the satisfaction of the Stockholder Approval, call or seek to call a meeting of the Common Stockholders of the Company or any of the Company’s subsidiaries or initiate any stockholder proposal for action by the Common Stockholders of the Company;

(E) deposit any Securities of the Company into a voting trust, or subject any Securities of the Company to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect;

(F) seek representation on the Company Board or a change in the composition or number of Company directors elected by the holders of Common Stock or a change in the number of such directors who represent TPG, other than as expressly permitted pursuant to this Agreement; and

(G) bring any action or otherwise act to contest the validity of this Section 5.1;

provided, that nothing in clauses (B), (C) or (D) of this Section 5.1(a) shall apply to the TPG Nominated Director(s) solely in his or her capacity as a director of the Company or to actions taken in good faith by TPG or any of its Affiliates to prepare the TPG Nominated Directors to act in such capacity.

(b) The limitations provided in Section 5.1(a) shall, upon the occurrence of any of the following events, be suspended until the expiration of the time period set forth below in this Section 5.1(b), but only so long as TPG did not directly or indirectly assist, facilitate, encourage or participate in any such events:

(i) on the commencement (as defined in Rule 14d-2 of the Exchange Act) by any Person of a tender or exchange offer seeking to acquire Beneficial Ownership of fifty percent (50%) or more of the outstanding shares of Voting Securities of the Company;

(ii) on the filing of a preliminary proxy statement by any Person (other than the Company) with respect to the commencement of a proxy or consent solicitation subject to Section 14 of the Exchange Act to elect or remove any directors of the Company; or

(iii) on the adoption by the Board of Directors of a plan of liquidation or dissolution; or

(iv) on the occurrence of any material breach by the Company or any of its subsidiaries of any of its material obligations under this Agreement, which breach has not been remedied within ten (10) days after notice to the Company thereof, or upon the failure by the Company to pay the Holders of the Preferred Stock any dividends due thereon for three (3) successive fiscal quarters.

Upon (w) any withdrawal or lapsing of any such tender or exchange offer referred to in Section 5.1(b)(i) in which such Person does not acquire more than fifty percent (50%) of the outstanding Voting Securities of the Company, (x) the withdrawal or termination or failure of the solicitation referred to in Section 5.1(b)(ii), (y) the termination of the plan of liquidation referenced in Section 5.1(b)(iii), or (z) the remedy of any breach described in Section 5.1(b)(iv) or the payment to the Holders in full in cash (by wire transfer of immediately available funds) all dividends then due and owing in respect of the Preferred Stock held by such Holders, as the case may be, the limitations provided in Section 5.1(a) (except to the extent then suspended as a result of any other event specified in this Section 5.1(b)) shall again be applicable for so long as and only to the extent provided in this Agreement.

(c) TPG hereby agrees that during such time as the restrictions in Section 5.1(a) are effective, TPG will not transfer any Securities to any Affiliate unless such Affiliate agrees in writing to be bound by all of the terms of Section 5.1 and 5.2.

Section 5.2 No Conflicting Agreements. For so long as this Agreement remains in effect, neither the Company nor TPG and its Affiliates shall enter into any stockholder agreement or arrangement of any kind with any Person with respect to any Shares or other Securities, or otherwise act or agree to act in concert with any Person with respect to any Shares or other Securities, to the extent such agreement, arrangement, or concerted act would controvert, or otherwise be inconsistent with, the provisions of this Agreement in any material respect.

Section 5.3 Further Assurances. Each of TPG and the Company agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Amendment and Waiver. This Agreement may not be amended, except by an agreement in writing, executed by each of TPG and the Company, and compliance with any term of this Agreement may not be waived, except by an agreement in writing executed on behalf of the party against whom the waiver is intended to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, all other provisions of this Agreement, to the extent permitted by Law, shall not be affected and shall remain in full force and effect. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Purchase Agreement, and the Management Services Agreement (as defined in the Purchase Agreement), together with the agreements and other documents and instruments referred to herein, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 6.4 Successors and Assigns. Except as expressly set forth herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement may be assigned, in whole or in part (except by operation of Law), by either party without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 6.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

Section 6.6 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to, and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order, or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

Section 6.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

AV Homes, Inc.

8601 N. Scottsdale Rd. Ste. 225

Scottsdale, Arizona 85253

Attention: Dave Gomez

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 S. 7th St.

Minneapolis, Minnesota 55402

Attention: Amy Seidel

Facsimile: (612) 766-1600

If to TPG:

c/o TPG Global, LLC

301 Commerce St, Suite 3300

Fort Worth, Texas 76102

Attn: General Counsel

Facsimile: (817) 871-4001

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl Marcellino

Fax: (646) 728-1523

Section 6.8 Governing Law; Venue and Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to, or otherwise giving effect to, any body of Law or other rule that would cause or otherwise require the application of the Laws of any other jurisdiction.

(b) Any action or proceeding against either the Company or TPG relating in any way to this Agreement may be brought exclusively in the courts of the State of New York or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the Southern District of New York, and each of the Company and TPG irrevocably submits to the jurisdiction of both such courts in respect of any such action or proceeding. Any actions or proceedings to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY AND TPG HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (WHETHER IN CONTRACT, TORT, OR OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE COMPANY AND TPG ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 6.8(C) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY OR TPG MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.8(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 6.9 Third Party Benefits. Except for the provisions in Section 6.10, none of the provisions of this Agreement are for the benefit of, or shall be enforceable by, any person other than the parties hereto. Without limiting the foregoing, nothing in this Agreement shall confer any third party beneficiary or other rights upon any TPG Nominated Director, except for the rights of the TPG Nominated Directors related to pre-closing actions pursuant to Section 6.10.

Section 6.10 No Recourse Against Others. All claims, causes of action (whether in contract or in tort, in law or in equity, or granted by statute), obligations, or liabilities that may be based upon, be in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement or which become parties to this Agreement (collectively, the “Contracting Parties”). No Person who is not a Contracting Party, including any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any Contracting Party, and any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (the “Non-Recourse Parties”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims and causes of action against any such Non-Recourse Parties. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate, limited liability company or limited partnership veil, unfairness, undercapitalization, or otherwise, in each case in connection with this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 6.11 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.12 Expenses. Except to the extent otherwise expressly provided herein, the Company shall reimburse TPG and its Non-Recourse Parties, upon presentation of appropriate documentation, for all reasonable out-of-pocket expenses incurred by TPG or its Non-Recourse Parties after the date hereof in connection with the enforcement of their rights hereunder.

Section 6.13 Termination. Except to the extent otherwise expressly provided herein, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that (a) TPG and its Affiliates cease to own any shares of Common Stock on an as-converted basis, and (b) the registration rights and obligations set forth in Article IV (other than those set forth in Section 4.8) have terminated pursuant to Section 4.11.

Section 6.14 Confidentiality.

(a) In connection with the negotiation, execution, exercise of rights under and consummation of the transactions contemplated by the Purchase Agreement and this Agreement, TPG and certain of its Affiliates may have received and may receive in the future certain confidential, non-public and proprietary information from the Company and its respective representatives concerning the business, operations and assets of the Company and its subsidiaries (collectively, the “Confidential Information”). The Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of acts by TPG or its Representatives (as defined below) in breach of the terms of this Agreement, (ii) is in TPG’s possession or the possession of any of its Representatives prior to disclosure by the Companies, (iii) is disclosed to TPG or any of its Representatives by a third party or by a source who is not known by TPG or any of its Representatives to owe an obligation of confidentiality to the Companies with respect to such information, or (iv) is independently developed by TPG or its Representatives without use of or reference to the Confidential Information and without any breach of the terms of this Agreement.

(b) TPG and its Representatives shall use reasonable best efforts to keep the Confidential Information in confidence, shall use reasonable best efforts to not disclose any of the Confidential Information in any manner whatsoever, and shall not use the Confidential Information except to provide the services to the Company under the Management Services Agreement (as defined in the Purchase Agreement) or service on the board of directors of the Company, in connection with the evaluation of any investment (or disposition thereof) in the Company or to exercise or enforce any of the rights expressly granted by the Company to TPG or any of its Affiliates under the Purchase Agreement or this Agreement (in each case subject to Section 6.14(c) hereof); provided, however, that (i) TPG may make any disclosure of information contained in the Confidential Information to which AV Homes expressly gives its prior written consent, (ii) any information contained in the Confidential Information may be disclosed to those Affiliates, and TPG’s and such Affiliates’ respective directors, officers, employees, agents, advisors and other representatives (collectively, only those who receive the Confidential Information, TPG’s “Representatives”) in each case who reasonably require access to the Confidential Information in connection with this Agreement and who TPG informs of the confidential nature of such information and who agree to keep such information in confidence in accordance with the terms of this Agreement and (iii) with prior notice to AV Homes (to the extent legally permissible and reasonably practicable) and commercially reasonable steps to protect confidentiality, Confidential Information may be disclosed to the extent as advised by legal counsel such disclosure is required by law, regulation or other legal process. Notwithstanding any provision herein to the contrary, TPG and its Representatives shall not be required to give notice to AV Homes, and shall not be prohibited from disclosing Confidential Information, to the extent such requests or requirements originate from a bank examiner, regulatory authority or self-regulatory authority and occur in the course of an examination or inspection of the business or operations of TPG or its Representatives. TPG shall be responsible for any breach of the terms of this Agreement by any of its Representatives. Notwithstanding anything herein to the contrary: (A) the Company acknowledges that in the ordinary course of business, TPG and certain of its Affiliates and Representatives (each, a “Covered Person”) pursue, acquire, invest in, manage, provide services to and serve on the boards of directors (or equivalent governing bodies) of companies that may be competitors or potential competitors to the Company and its Subsidiaries, (B) TPG and the Company each acknowledge that access to the Confidential Information will inevitably enhance each such Covered Person’s knowledge and understanding of the Company’s industries in a way that cannot be separated from such Covered Person’s other knowledge, and the Company agrees that this Agreement shall not restrict the use of such overall knowledge and understanding of such industries by any such Covered Persons, including in connection with the purchase, sale, consideration of, and decisions related to other investments, provision of services to and service on the boards of directors of such investments, provided there is no use or disclosure of any specific Confidential Information otherwise in breach hereof, and (C) the portfolio companies in which TPG or its Affiliates have an investment shall not be deemed to have been provided with Confidential Information solely as a result of any such Covered Person providing services to or otherwise serving on the board of directors (or equivalent governing body) of such portfolio company or taking any action on the board of directors (or equivalent governing body) of such portfolio company, so long as there is no actual disclosure of specific Confidential Information to third parties otherwise in violation of this Agreement.

(c) TPG acknowledges that it is aware and each of its Representatives is aware of their responsibilities under United States federal and state securities laws regarding trading in securities while in possession of material non-public information obtained from or on behalf of the issuer thereof and with respect to providing such information to other persons who purchase or sell securities of such issuer. TPG and its Representatives shall comply with all such obligations and shall not trade in securities of the Companies on the basis of material non-public information obtained from the Companies.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

COMPANY:

AV Homes, Inc.

By:	/s/ Roger A. Cregg
Name:	Roger Cregg
Title:	President & Chief Executive Officer

TPG:

TPG Aviator, L.P.

By: TPG Advisors VI, Inc., its general partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President & Secretary

(Signature Page to Stockholders Agreement)

Exhibit A

Finance Committee Rights and Responsibilities

The Finance Committee Charter shall require committee approval for each of the following:

(i) Any sale, issuance, or authorization of the issuance or sale of (A) any Capital Stock or other security of the Company or any of its subsidiaries, (B) any option or any other right to acquire any Capital Stock (or cash award or unit based on the value of Capital Stock) or other security of the Company or any of its subsidiaries, and (C) any instrument convertible into or exchangeable for any Capital Stock (or cash award or unit based on the value of Capital Stock) or other security of the Company or any of its subsidiaries; provided, however, that no Finance Committee approval shall be required to issue shares upon the exercise of options and rights to purchase or acquire (including shares issued upon conversion of convertible debt) outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement or to issue any security, right or option approved by the Compensation Committee in accordance with Section 2.1(c); provided further, that no Finance Committee approval shall be required with respect to the sale, issuance or authorization of the issuance or sale of Capital Stock or other security of any subsidiary of the Company to the Company or any of its subsidiaries nor to any ordinary course disposition of any Company subsidiary to the extent otherwise permitted without approval of the Finance Committee.

(ii) Any redemption, purchase, repurchase or other acquisition of Capital Stock of the Company (other than the Preferred Stock or in connection with equity compensation arrangements).

(iii) Any incurrence, assumption, guaranty or other similar assumption of liability by the Company or any of its subsidiaries in respect of any Debt other than ordinary course borrowings pursuant to any revolving credit facility approved by the Finance Committee.

(iv) Any hiring or firing of members of senior management.

(v) Any land or builder acquisitions, any acquisition or dispositions of subsidiaries or any other acquisitions or dispositions that are greater, in each case, than $5 million; provided, that, in each case, the dollar amount will be based on the total expected capital requirements associated with the acquisition or disposition of the land, as the case may be, and all land development work required to get the land ready for the construction of homes.

(vi) Any capital expenditures or land commitments over the budget approved by the Company Board, or otherwise greater than $10 million.

(vii) Any entry into new markets or lines of business.

Exhibit B

Compensation Committee Rights and Responsibilities

The Compensation Committee Charter shall require committee approval for each of the following, in addition to the other requirements in the Compensation Committee Charter:

(i)	Any adoption of any new, or expansion of any existing, equity incentive plan.

(ii)	Any changes to, or the adoption of, any compensation arrangements for any members of the Company Board or members of senior management.